UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 9, 2012

Date of Report (Date of earliest event reported)

Caesars Entertainment Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-10410	62-1411755
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Caesars Palace Drive

Las Vegas, Nevada 89109

(Address of principal executive offices)

(Zip Code)

(702) 407-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2012, the Human Resources Committee (“HRC”) of the Board of Directors (the “Board”) of Caesars Entertainment Corporation (the “Company”) approved awards for 2011 under the Annual Management Bonus Plan (the “Bonus Plan”).

On February 13, 2012, the 162(m) Plan Committee (the “162(m) Committee”) approved awards for 2011 under the 2009 Senior Executive Incentive Plan (the “Plan”). A description of the Plan and the Bonus Plan and the awards follow below.

Annual Management Bonus Plan

The Annual Management Bonus Plan (the “Bonus Plan”) provides the opportunity for our senior executives and other participants to earn an annual bonus payment based on meeting corporate financial and non-financial goals. These goals are set at the beginning of each fiscal year by the HRC, but may be adjusted by the HRC in its discretion based on unusual circumstances. Under the Bonus Plan, the goals can pertain to operating income, pre-tax earnings, return on sales, earnings per share, a combination of objectives, or another objective approved by the HRC. For Messrs. Jenkin and Payne, who participated in the Bonus Plan for 2011, the objectives included adjusted EBITDA, customer satisfaction and growth of cross property play for their respective divisions. The measurement used to gauge the attainment of these goals is called the “corporate score.” For 2011, the goals comprised of these separate measures:

A) Adjusted EBITDA comprised 70% of the corporate score for 2011, and the target was set at $1,987 million for 2011.

B) Customer satisfaction is measured by surveys of our loyalty program (Total Rewards) customers taken by a third party and customers are asked to rate our casinos’ performance using a simple A-B-C-D-F rating scale. Each of our casino properties works against an annual baseline defined by a composite of their performance in these key operating areas from previous years. Customer satisfaction comprised 10% of the corporate score for 2011, and the target was set at a 3% change from non-A to A scores for 2011.

C) Corporate expense, prior to the allocation of expenses to our operations, comprised 20% of the corporate score for 2011, and the target was set at $459 million for 2011. The figure used for this corporate expense target is not a GAAP financial measure and does not correspond to the corporate expense line item in our financial statements. However, corporate expense did not affect Messrs. Payne and Jenkin’s bonuses in 2011.

D) Cross property play was 20% of the division score for Messrs. Jenkin and Payne’s bonus calculation and the target of cross property play was measured at growth of 5% above the benchmark in 2010.

Based on the above, the corporate score was set at 95 for 2011 by the HRC after reviewing the financial and non-financial measures for 2011.

The 2011 approved awards authorized by the HRC for payment for Messrs. Jenkin and Payne:

Name	Bonus Plan Award
Thomas M. Jenkin	$1,050,000
John W. R. Payne	$696,806

These payments follow the formula under the Bonus Plan with minor changes based on individual performance.

2009 Senior Executive Incentive Plan

In December 2008, the Company established the Plan to be effective January 1, 2009. The awards granted pursuant to the Plan are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended. Eligibility to participate in the Plan is limited to senior executives of the Company and its subsidiaries who are or at some future date may be, subject to Section 16 of the Securities Exchange Act of 1934, as amended. The 162(m) Committee selected the Plan participants for 2011 in February 2011. In February 2011, the Plan’s performance goals were based upon our EBITDA and the 162(m) Committee set the bonus target for each participant of the Plan at 0.5% of the Company’s EBITDA for 2011. The 162(m) Committee has authority to reduce bonuses earned under the Plan and also has authority to approve bonuses outside of the Plan to reward executives for special personal achievement. It has been the 162(m) Committee’s practice to decrease the bonus target of 0.5% of EBITDA by reference to the achieved performance goals and bonus formulas used under the Bonus Plan discussed above. For Messrs. Loveman and Halkyard and Ms. Thomas, goals under the Bonus Plan for 2011 consisted of adjusted EBITDA, corporate expense threshold and customer satisfaction improvement, as more fully described above in calculating a “Corporate Score.” The Committee exercised discretion for 2011, and approved payment of bonus payments based on performance goals and bonus formulas under the Bonus Plan with minor changes based on individual performance.

The 2011 approved awards authorized by the Committee for payment for Messrs. Loveman and Halkyard and Ms. Thomas are:

Name	Plan Award
Gary W. Loveman	$2,900,000
Jonathan S. Halkyard	$400,000
Mary Thomas	$413,100

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAESARS ENTERTAINMENT CORPORATION

Date: February 15, 2012	By:	/s/ Michael D. Cohen
Michael D. Cohen
Senior Vice President, Deputy General Counsel
and Corporate Secretary